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EXHIBIT 10.28

STANDARD TERMS AND CONDITIONS—HOME VIDEO RIGHTS ACQUISITION AGREEMENT

"CLOUD NINE"

        Standard Terms and Conditions ("Standard Terms") of the Home Video Rights Acquisition Agreement dated as of February 24, 2005 between TWENTIETH CENTURY FOX HOME ENTERTAINMENT LLC ("Fox") and OUT OF THE BLUE PRODUCTIONS, LLC ("Licensor").

        1.    DEFINITIONS:    All terms initially capitalized are specifically defined terms and are used as defined where they appear within quotation marks or pursuant to Paragraph 25 of these Standard Terms. If any action is to be taken hereunder on a day which is a Saturday, Sunday or a Holiday, then the day for taking such action shall be the immediately following day which is not such a day.

        2.    DISTRIBUTION RIGHTS:

          (a)    Marketing, Distribution, Exploitation, Advertising and Publicity Rights:    Fox's additional rights in connection with marketing, advertising, promotion and exploitation of the Picture, as referred to in the Main Agreement, shall include all such rights customarily attendant to distribution of a Motion Picture, including by way of illustration and not limitation, the following:

            (i)    Cut, Edit, Dub and Subtitle:    To cut, edit, dub, subtitle and alter the Picture or any parts thereof as Fox may deem necessary to conform to censorship, import permit and other legal requirements and/or to create foreign language versions;

            (ii)    Title:    To use and to authorize others to use the title of the Picture or to change such title;

            (iii)    Publishing:    To publish and license and authorize others to publish in any language, in any media and in such form as Fox deems advisable, synopses (excluding story synopses on video packaging), summaries, adaptations, resumes and stories of and excerpts from the Picture and from any literary, dramatic or musical material in the Picture or upon which the Picture is based;

            (iv)    Name and Likeness:    To use and authorize others to use the name, voice and likeness (and any simulation or reproduction thereof) of any person appearing in or rendering services in connection with the Picture subject to contractual restrictions of which Fox is made aware in writing;

            (v)    Excerpts and Clips:    To exhibit and authorize others to exhibit in any language by any media, including radio and television excerpts and clips from the Picture and from any literary, dramatic or musical material in the Picture or upon which the Picture is based, subject to length limits consistent with guild obligations and otherwise standard in the entertainment industry for similar product; and

            (vi)    Publicity Items:    To use and authorize the manufacture and distribution of T-shirts, sweatshirts, posters and postcards for publicity purposes, and not for sale.

          (b)    Copyright Revenues:    Licensor grants and licenses to Fox a beneficial interest in and the exclusive right to collect all royalties, fees and other revenues which Licensor, or (if different) the registered copyright owner, is otherwise entitled to collect by reason of any statute, governmental regulation, operation of law or in any other manner, for, based upon or in connection with, in whole or in part, or directly or indirectly, any use of the Picture pursuant to any exercise of the Distribution Rights granted hereunder ("Copyright Revenues"), including the recording and/or retransmission of the signal embodying the Picture. In connection therewith, Licensor agrees that Fox shall have the exclusive right to collect or to arrange for the collection of Copyright Revenues resulting from any secondary transmission or retransmission of the Picture, by any means now known or hereafter devised, in the Distribution Territory. Fox shall make or cause to be made all necessary claims, filings and collect or arrange for the collection of all Copyright Revenues for inclusion in Gross Receipts of the Picture. Fox shall determine the amount of Copyright Revenues allocable to the Picture and other programming consistent with the empirical data available to Fox. Licensor shall make no separate claim to collect such Copyright Revenues.

          (c)    Commercial Tie-In Rights:    Subject to Licensor's prior written approval in each case, Licensor grants and licenses to Fox, for the License Period and Distribution Territory, the sole and exclusive right and license under copyright to exercise Commercial Tie-In Rights with respect to the Picture, and any Literary Material or musical material upon which the Picture is based.

        3.    CONDITIONS PRECEDENT:    Fox's obligations hereunder (including the payment of any sums payable hereunder) shall be in all respects subject to (a) Licensor's compliance with each of Licensor's material agreements herein; (b) Licensor's delivery to Fox of such of the following documents as may be elsewhere required of Licensor, signed and notarized as appropriate: Exclusive License, Assignment and Mortgage of Rights including Copyright and Laboratory Access Letter(s); (c) receipt by Fox to the reasonable satisfaction of Fox's legal department of chain-of-title documentation with respect to the Picture; and (d) Licensor's delivery to Fox of a binder of coverage or endorsement issued directly by the insurance carrier for a policy of Motion Picture Distributor's Errors and Omissions Insurance in accordance with the requirements set forth in Paragraph 5 below.

        4.    CLIPS/MATERIALS ACCESS:

          (a)    Clips:    Fox may license excerpts and clips from the Picture for purposes of advertising, publicizing or exploiting the Picture, subject to length limits consistent with guild obligations and otherwise standard in the entertainment industry for similar product.

          (b)    Access to Advertising Materials/Foreign Language Versions:    Fox and its licensees shall have free access to and use of any existing versions of the Picture dubbed or subtitled in a foreign language ("Foreign Language Version(s)"), as applicable, and all artwork in all advertising formats including print advertising, theatrical trailers, and television and radio advertising (including access to negatives or dupe negatives of still photographs, trailers and other pre-print material) and electronic press kits, which are used by the other in connection with the exploitation of rights granted with respect to the Picture ("Advertising Materials"), to the extent such access does not interfere with the reasonable needs of the Party which owns and controls the Foreign Language Version(s) and/or Advertising Materials and to the extent that such access is permitted in contracts between Licensor and such Party. Fox and Licensor shall comply and use reasonable efforts to facilitate compliance by their respective licensees with the provisions of the Berne Convention, the Universal Copyright Convention and the laws of the applicable geographic area within which the Advertising Materials are utilized to protect the copyright of the Advertising Materials. Licensor and its licensees shall have free access to use Foreign Language Versions created by Fox to the extent that such access to does not interfere with Fox's reasonable needs regarding such Foreign Language Versions.

        5.    INSURANCE COVERAGE:    With respect to the Picture delivered to Fox hereunder, Licensor shall obtain and maintain a policy of Motion Picture Distributor's Errors and Omissions Insurance ("Policy") in a form acceptable to Fox from an insurance company acceptable to Fox naming Fox and its parent, subsidiary and affiliated entities, successors, assigns and licensees, and their respective officers, agents, directors, owners, shareholders and employees, as additional insureds. Fox hereby approves The Chubb Group of Insurance Companies, Fireman's Fund Insurance Company, Transamerica Insurance Company and Continental Casualty as acceptable insurance companies. The

Policy shall provide insurance coverage against any and all claims relating to the Picture and shall have limits of at least $5,000,000 with respect to any one claim relating to the Picture, $5,000,000 with respect to all claims relating to the Picture in the aggregate and the deductible of the Policy shall be no more than $50,000. The Policy shall be for an initial period of not less than 3 years commencing as of the date of this Agreement and shall be renewed by Licensor for each year of the License Period. The Policy shall provide for 30 days prior written notice to Fox in the event of any revision, modification or cancellation and that it shall be deemed primary insurance and that any insurance obtained by Fox shall be excess insurance not subject to exposure until the coverage of the Policy shall be exhausted. A binder of coverage or endorsement issued directly by the insurance carrier for the Policy shall be delivered to Fox as soon as obtained but not later than Delivery of the Picture.

        6.    DELIVERY:

          (a)    Delivery Items:    Licensor shall pay all costs of Delivery. No later than the Delivery Deadline, Licensor shall effect Delivery of the Picture by delivering to Fox the items identified in Exhibit "A"—Delivery Requirements (including Schedule "A-1"), attached hereto, (collectively, "Delivery Items").

          (b)    Availability:    The Picture shall be available for Home Video Distribution by Fox throughout the Distribution Territory as of the date of such Delivery.

          (c)    Quality:    At the time of Delivery, the Picture shall be fully edited, titled and synchronized with language, dialogue, sound and music, shall be complete in all respects and of a technical quality adequate for Home Video Distribution in the Distribution Territory as contemplated by this Agreement and equivalent to Fox's quality requirements for similar product.

          (d)    Incomplete Delivery:    As soon as possible after receipt by Fox of the last Delivery Item, Fox shall notify Licensor of any Delivery Items which are incomplete or fail to meet the requirements of this Paragraph 6. Licensor shall thereafter have 30 days to correct all such deficiencies by making delivery to Fox of the required Delivery Items with respect to the Picture. Time is of the essence with respect to Delivery of the Picture. Acceptance by Fox of incomplete or late Delivery Items shall not be construed as a waiver by Fox of Licensor's obligation to make Delivery, unless Fox notifies Licensor in writing specifying the Delivery Item which need not be delivered or the requirement which is being waived. The cost of any Delivery Item which is supplied by Fox by reason of Licensor's failure to make Delivery shall be reimbursed by Licensor within 15 days of Fox's invoice.

          (e)    Credits:    Licensor shall furnish to Fox instructions with regard to screen, package and advertising credits (including instructions with respect to Licensor's and/or Fox's logos) as required by Exhibit "A". The casual or inadvertent failure by Fox or any third Party to comply with such credits shall not be a breach of this Agreement. Within a reasonable period following receipt of written notice from Licensor specifying the details of Fox's failure to comply with such credits, Fox shall take such steps as are reasonably practicable to cure such failure prospectively. In no event shall any failure by Fox or any third Party to comply with the statement of credits permit Licensor to terminate this Agreement or obtain injunctive relief with respect to the exercise by Fox of the Distribution Rights. Fox shall not alter such screen, package or advertising credits except, (i) solely to the extent necessary to comply with any applicable contractual, guild or union restrictions or the provisions of any applicable law or requirements of any trade association or governmental agency, including a censorship or ratings board; and (ii) to add Fox's logo to such screen credits.

        7.    EXCLUSIVE LICENSE/SECURITY INTEREST:    In order to induce Fox to enter into this Agreement and to perform its obligations hereunder and in order to secure the continuing exclusive rights and licenses granted to Fox hereunder, the right of Fox to recoup monies paid by Fox and the right of Fox to retain all amounts derived from the exercise of the Distribution Rights granted to Fox hereunder other than the amounts payable to Licensor hereunder, Licensor grants and assigns to Fox a continuing security interest in and copyright mortgage on all of Licensor's right, title and interest in all proceeds, elements, properties, copyrights, contract rights, inventories, accounts and general intangibles associated with and relating to the Picture and any literary material or music material upon which the Picture is based, including all items of "Collateral" as defined in Exhibit "C" attached hereto, and agrees that Fox shall have all the rights and remedies set forth on such Exhibit "C". Fox's security interest in the Picture shall be limited to the extent necessary to exercise the Distribution Rights granted to Fox hereunder, provided a similar restriction is expressly set forth in the security agreements and related documents with all other licensees of rights in the Picture. In this regard, Licensor agrees to deliver to Fox all financing statements signed by Licensor in connection with the Picture immediately upon signature thereof. Licensor shall promptly sign the Exclusive License, Assignment and Mortgage of Rights, including Copyright (attached hereto as Exhibit "D") and all further documents Fox may reasonably request to perfect, protect, evidence, renew and/or continue the security interest and copyright mortgage granted and/or to effectuate any of the purposes and intents of this Agreement, including the signing of appropriate Uniform Commercial Code financing statements. Upon the request of Fox, Licensor shall also deliver promptly to Fox any other documentation of rights, clearances and permissions that Fox may require to exercise the Distribution Rights hereunder.

        8.    COPYRIGHT:    The Picture when delivered to Fox shall contain a copyright notice in compliance with the Universal Copyright Convention and the Copyright Law of the United States. Licensor shall secure, register, renew and extend, or require the copyright owner (if different) to secure, register, renew or extend, all copyrights in the Picture and all related properties and to protect such copyrights and other related properties (including the characters contained in the Picture) upon eligibility for copyright registration, renewal and extension or other protection. Licensor, on its own behalf and on behalf of the copyright owner (if different), hereby irrevocably designates Fox as their respective attorney-in-fact to take reasonable steps to defend said copyrights and related rights against any and all infringements thereof. Licensor, on its own behalf and on behalf of the copyright owner (if different), agrees that the foregoing designation constitute a power coupled with an interest, is irrevocable throughout the License Period and may be exercised at Fox's sole discretion. Fox shall not be liable to Licensor or the copyright owner (if different) for any action or failure to act on behalf of Licensor and/or the copyright owner within the scope of authority conferred on Fox under this Paragraph. In the event Fox declines to take such action on behalf of Licensor and/or the copyright owner, Licensor and/or the copyright owner may proceed to defend said copyrights and related rights; provided, however, that Licensor and/or the copyright owner, as applicable, give prior written notice to Fox. Fox shall have the right to deduct and/or offset any claims, damages, liabilities or expenses Fox or any affiliated entity of Fox incurs with respect to any deficiency in the "chain of title" of the Picture or any underlying materials upon which the Picture is based, including, without limitation, any deficiency in the copyright or any other right acquired in the underlying materials or the Picture.

        9.    REPRESENTATIONS AND WARRANTIES:

          (a)    Fox Representations and Warranties:    Fox represents and warrants to and agrees with Licensor that (i) Fox has the authority to enter into this Agreement and has taken all corporate and other action necessary to duly and validly authorize its signature and the performance of this Agreement, and (ii) there are no existing or threatened claims against it which would prevent Fox from performing under this Agreement.

          (b)    Licensor Representations and Warranties:    Licensor represents and warrants to and agrees with Fox, with respect to the Picture, as follows:

            (i)    Rights/Payments/Quality:    Licensor has and shall continue to have the absolute and exclusive right during the License Period to grant to and vest in Fox all the Distribution Rights, and that all of the Distribution Rights shall be free and clear of any and all restrictions, claims, liens, encumbrances, impairments or defects of any nature which would impair or interfere with the exercise by Fox of the Distribution Rights during the License Period. Licensor further represents, warrants and agrees that Licensor has not and will not during the License Period sell, assign, license, grant, encumber, utilize the Picture or Cassettes thereof or any of the literary or musical properties used therein in any way that may adversely affect or impair such Distribution Rights, and that none of the Distribution Rights has been sold, assigned, licensed or granted to any third Party in any Territory of the Distribution Territory.

            (ii)    No Infringement:    The execution of this Agreement, the content of the Picture, and the exercise by Fox of any of the Distribution Rights will not violate or infringe any rights of any Party or require Fox or its sublicensees or agents to make any payment of any kind to any Party for any reason.

            (iii)    Valid Copyright:    The copyright in the Picture and in all literary, dramatic and musical material upon which it is based or which is contained in the Picture will be valid and subsisting during the License Period in the Distribution Territory, and no part thereof is in the public domain.

            (iv)    Litigation:    There is no litigation, proceeding or claim pending or threatened against Licensor or other Party which might materially adversely affect Licensor's rights in and to the Picture, any copyrights pertaining thereto or the Distribution Rights granted to Fox hereunder.

        10.    INDEMNITY:

          (a)    By Fox:    Fox shall defend, indemnify and hold harmless Licensor, its parents, subsidiary and affiliated entities, officers, directors, shareholders, employees and agents, from any and all demands, actions, claims, or proceedings and from any and all damages, liabilities, costs, losses and expenses (including reasonable attorneys' fees and expenses) (collectively, "Claims") relating to or arising out of any violation or alleged violation of any of the warranties, representations or agreements made by Fox.

          (b)    By Licensor:    Licensor shall defend, indemnify and hold harmless Fox, its parents, subsidiary and affiliated entities, successors, officers, directors, shareholders, employees and agents, from and against any and all Claims relating to or arising out of (i) any violation of any of the warranties, representations or agreements made by Licensor; (ii) the content of or any error or omission in the Picture, or in any material or information furnished by Licensor; or (iii) any failure of Licensor to furnish such material or information in a timely manner; or (iv) any Claim by a third Party, claiming through Licensor, the copyright owner (if different) or their respective predecessors or grantors, to participate in the proceeds of the Picture derived from exploitation of the Distribution Rights in the Distribution Territory; (v) any Claim by a third Party with respect to Guild Payments; or (vi) any Claim arising from a violation of law by Licensor or the copyright owner (if different). Fox shall have the right to deduct all amounts paid or incurred by Fox with respect to Claims from sums accruing to Licensor.

          (c)    Procedures:    If any action shall be brought against a party in respect to which indemnity may be sought pursuant to the provisions of Paragraphs 10(a) or 10(b), the indemnified party shall promptly notify the indemnifying party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein. The indemnified party shall cooperate with the indemnifying party at the indemnifying party's expense in all reasonable respects in connection with the defense of any such action. The indemnifying party may upon written notice thereof to the indemnified party undertake to conduct all proceedings or negotiations in connection therewith, assume the defense thereof, and if it so undertakes, it shall also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel which shall be satisfactory to the indemnified party, and payment of all expenses. The indemnified party shall have the right to employ separate counsel and participate in the defense thereof. The indemnifying party shall reimburse the indemnified party upon demand for any payments made or loss suffered by the indemnified party at any time after the date hereof, based upon the judgment of any court of competent jurisdiction or pursuant to a bona fide compromise or settlement of claims, demands, or actions, in respect to any damages to which the foregoing relates.

        11.    FURTHER ASSURANCES:    Licensor hereby agrees to duly execute, acknowledge, procure and deliver to Fox such documents as may be requested by Fox in order to vest in Fox the Distribution Rights and such additional rights granted to Fox pursuant to this Agreement. If Licensor shall fail to so execute and deliver or to cause the execution and delivery of any such documents within 10 days after Fox's request therefor, Fox is hereby irrevocably granted throughout the License Period the power coupled with an interest with rights of substitution and delegation to execute such documents in the name and on behalf of Licensor as Licensor's attorney-in-fact.

        12.    CONFIDENTIALITY:    Except to the extent disclosure is required by law, administrative or court order or must be made to the attorneys, accountants, auditors, employees, officers and directors of either Licensor or Fox, neither Licensor nor Fox shall disclose to any third Party the terms of this Agreement. Licensor agrees to keep confidential any information regarding Fox which Licensor obtains in connection with this Agreement, including in any reports, P&L's, vendor information and pricing or other information provided by Fox. Licensor agrees not to disclose or use such information for any reason. Licensor agrees that breach of this provision may cause irreparable harm to Fox.

        13.    CENSORSHIP:    With respect to the Picture delivered to Fox hereunder, Fox shall not be obligated to distribute the Picture in any country or area of the Distribution Territory if Fox is prohibited from so distributing the Picture because of censorship, any MPA regulation or directive, or event of force majeure.

        14.    TELEVISION TRANSMISSION AND ENCRYPTION:    If and to the extent Licensor retains the right to authorize any exploitation of the Picture, Licensor shall not authorize the satellite transmission of the Picture for Free Television Exhibition or Pay Television Exhibition purposes by any means that would enable an unencrypted signal to be received inside the Distribution Territory for the applicable Holdback period as set forth in Paragraph 7 of the Main Agreement. Such encryption shall make the visual reception of the Picture unintelligible without the use of a secure device or system.

        15.    PUBLICITY:    Licensor shall not issue or cause to be issued any publicity regarding this Agreement or the subject matter hereof without Fox's prior written approval. Notwithstanding the foregoing, Licensor may state that Fox is distributing the Picture on home video in the United States and Canada.

        16.    GENERAL ACCOUNTING PROVISIONS:

          (a)    Accounting Practices:    Books of account which pertain to the distribution of the Picture shall be maintained at such place or places as may from time to time be customary with Fox pursuant to their ordinary business practices. All financial matters, including the determination of items constituting Gross Receipts and Home Video Distribution Expenses, and Recoupment Items, shall be determined, accounted for and calculated in all respects pursuant to participation accounting practices customarily used by Fox. All computations hereunder, including Gross Receipts and Home Video Distribution Expenses, and Recoupment Items shall be on a continuing and cumulative basis based upon financial data determined, recorded and computed as of the end of the particular statement period for which a periodic Accounting Statement is being rendered.

          (b)    Foreign Currencies:

            (i)    Foreign Remittances:    Monies received by a Fox Home Video Distributor in a Restricted Currency are not includable in Gross Receipts. Monies paid to and received by a Fox Home Video Distributor in a currency of a Territory outside the United States which is not a Restricted Currency shall be deemed to have been converted into United States Dollars at the monthly average of the daily U.S. working day rate of foreign currency exchange as reported in the Wall Street Journal and shall be deemed to have been remitted to Fox in the United States as of the end of the statement period during which such monies were received by the Fox Home Video Distributor. Monies paid to and received by a Fox Home Video Distributor in a Territory outside the United States which are freely remittable to the United States shall be deemed to have been remitted to Fox in the United States as of the end of the statement period during which such monies were received by the Fox Home Video Distributor.

            (ii)    "Restricted Proceeds":    Such monies which are not includable in Gross Receipts by reason of being in a Restricted Currency.

              (A)  Notification:    At the request of Licensor, the amount of Restricted Proceeds, if any, shall be reported on the next regularly scheduled Accounting Statement in the currency units of the Restricted Currency.

              (B)  Deposit of Restricted Proceeds:    As and when Licensor's Share (or DTV Licensor's Share, as applicable) becomes payable to Licensor, Licensor may notify Fox in writing that Licensor elects to require settlement of Licensor's Share (or DTV Licensor's Share, as applicable) of the Restricted Proceeds remaining in any Territory outside the United States (not yet converted into United States Dollars and therefore not includable in Gross Receipts) in the currency of such Territory, by designating a bank or other representative in such Territory, to whom payment may be made for Licensor's account. Subject to applicable Laws, such payment shall be made to such bank or representative at Licensor's expense. Such payment shall fully satisfy Fox's obligations to Licensor as to such Restricted Proceeds and Licensor's Share (or DTV Licensor's Share, as applicable) thereof. Any taxes or expenses incurred in connection with the making of such payment shall be deducted from the amount so paid, or otherwise charged to or paid by the Licensor, in advance, if so required. In no event shall Fox be obligated to apply Gross Receipts not actually received or deemed received by Fox in United States Dollars in the United States to the recoupment of any costs deductible from Gross Receipts hereunder.

          (c)    Withholdings:    There shall be deducted from any payments to or for the account of Licensor hereunder, the amount of any tax or other withholding which, pursuant to applicable Laws, is required to be made by Fox, based upon, measured by, or resulting from payments to or for the account of Licensor. Such deduction shall be in accordance with the good faith interpretation by Fox of such Laws. Fox shall not be liable to Licensor for the amount of such deductions because of the payment of said amount to the Party involved. Licensor shall make and prosecute any and all claims which it may have as to such tax deductions and/or withholdings directly with the Party involved.

          (d)    Overpayment/Offset:    If Fox makes any overpayment to Licensor hereunder for any reason or if Licensor is or becomes indebted to Fox for any reason, then Licensor shall pay to Fox such overpayment or indebtedness on demand, or at the election of Fox, Fox may deduct and retain for its own account an amount equal to any such overpayment or indebtedness from any sums that may become due or payable by Fox to Licensor hereunder or for the account of Licensor hereunder or for the account of Licensor.

          (e)    Audit by Licensor:    Licensor shall have the right upon 30 days written notice to audit Fox's books and records with regard to Home Video Distribution of the Picture and/or accounting to Licensor hereunder 1 time per calendar year during the License Period ("Audit"). Each such Audit shall be subject to the following.

            (i)    Commencement/Duration:    Such Audit shall (A) commence no earlier than 30 days following such written notice to Fox, and (B) continue for a maximum period of 30 days.

            (ii)    Auditor:    Such Audit shall be performed by a first-class and reputable firm of certified public accountants designated by Licensor in such written notice, the designation of which shall be subject to the reasonable approval of Fox ("Auditor") (and Fox hereby approves any of the so-called "big four" national accounting firms which are not regularly retained to provide accounting services for Fox or any subsidiary or affiliated entity of Fox, subject to disqualification in any particular instance for conflict of interest).

            (iii)    Audit Limitations:    Such Audit shall be limited to an examination of the books of account which relate to the Picture in order to verify the accuracy of the transactions or items of information ("Financial Information") as first reflected in any Accounting Statement the mailing date of which occurred during the 24 month period prior to the date of commencement of field work by the Auditor. The Auditor may make copies of or make excerpts from only such part of the Fox books of account which relate to matters and time frame subject to examination as herein provided. Such Audit shall be made during reasonable business hours, only at such place where said Fox books of account are maintained, in such manner as not to unreasonably interfere with Fox's normal business activities. The records supporting the Financial Information reflected in the particular Accounting Statement shall not be examined more than once. A true copy of all reports made by the Auditor shall be delivered to Fox at such time as written objection is delivered to Fox as to the Financial Information. Such right to examine is limited to the Picture and under no circumstances shall Licensor or the Auditor have the right to examine records relating to Fox's business generally or with respect to any other licensor or Motion Picture for purposes of comparison or otherwise.

            (iv)    Incontestability:    All Financial Information reflected in a Accounting Statement rendered to Licensor, including any and all information contained in the Fox books of account and Fox records and all supporting documentation therein (collectively, "Picture Records") shall be conclusive and binding upon Licensor and Licensor shall forever be barred from objecting for any reason or maintaining or instituting any action or proceeding which relates to any transactions or questions of accuracy of any item of information reflected therein, including any and all information contained in the Picture Records which pertain in any way to such Financial Information, unless a written objection specifying in detail the Financial Information to which Licensor objects and the nature and reasons for such objection is delivered to Fox within 24 months from the date of mailing of the Accounting Statement in which the Financial Information is first reflected irrespective of when or if an audit of such Accounting Statement was initiated or completed. Financial Information not specified in such written objection may not be raised subsequent to the expiration of said 24 month period. If Licensor's objections are not resolved amicably, Licensor's objections shall be deemed to have been waived unless Licensor maintains or institutes an action or proceeding with respect thereto within 6 months after the expiration of said 24 month period. The inclusion in any Accounting Statement of Financial Information which have appeared in a previous Accounting Statement shall not make any such Financial Information, including any and all information contained in the Picture Records which in any way pertain to such Financial Information, subject to objection again nor recommence the running of the 24 month period as to such Financial Information or any and all information contained in the Picture Records which in any way pertain to such Financial Information. The right to examine and/or object and/or to maintain or institute any action or proceeding shall not be ex-tended by reason of requesting an opportunity to audit.

            (v)    Licensor's Sole Rights:    Licensor agrees that Licensor's sole right to receive Accounting Statements in connection with the Picture, to examine Picture Records, to Audit and/or to object as to Financial Information and/or any other matter with respect to Licensor's Share (or DTV Licensor's Share, as applicable)of Net Receipts and/or to maintain or institute any action or proceeding shall be only as provided in this Agreement, and Licensor hereby waives the benefits of any applicable Law under which Licensor otherwise may be entitled to an accounting, rights of examination and/or rights of objection and/or rights to maintain or institute any action or proceeding. Licensor further agrees that the accountings to Licensor in connection with the Picture as provided in this Agreement shall not be deemed a book account or an open account between Fox and Licensor and shall not be viewed in any way so as to deny the applicability of the incontestability provisions set forth in this Agreement.

          (f)    Assignment by Licensor:    Any assignment by Licensor of its rights to receive payments under the Main Agreement shall, at all times, be subject to all Laws and to all rights of Fox hereunder. Fox shall not be obligated to pay in accordance with any partial assignment if the formula or basis of computation creates any doubt of interpretation whereby Fox takes any risk whatsoever and/or if all the assignees fail to execute and deliver an agreement in Fox's usual form appointing a single person as a disbursing agent, to whom Fox may make all such payments thereafter regardless of any further assignments. Fox's payment in accordance with any such assignment or designation shall be deemed to be equivalent of payment to Licensor hereunder and shall release and discharge Fox from any further liability or obligation to Licensor for the payment of monies hereunder. Licensor's rights to inspect and audit the Fox books of account shall not be assignable without Fox's prior written consent.

          (g)    Creditor-Debtor Relationship:    Licensor expressly acknowledges the relationship between Licensor and Fox to be that of creditor and debtor with respect to all matters including the distribution, exploitation and any other disposition of the Picture, any elements thereof or rights therein and the computation and payment of any monies due Licensor hereunder. Furthermore, Licensor expressly acknowledges there is no fiduciary relationship between Fox and Licensor and waives any right to make any claim to the contrary. Nothing contained in this Agreement, including these Standard Terms, shall be construed to create an agency, trust, fiduciary obligation or specific fund as to Gross Receipts of the Picture or Licensor's Share (or DTV Licensor's Share, as applicable) thereof or of any other monies, or as to any other matter with respect to the Picture, or to prevent or preclude Fox from commingling Gross Receipts or any monies due Licensor with any other monies or to give Licensor a lien on the Picture or an assignment of the proceeds thereof. Fox's obligation to pay Licensor hereunder shall not bear interest nor entitle Licensor to gains which may accrue to such funds prior to payment to Licensor.

        17.    LICENSOR'S REMEDIES:    Licensor shall not have any right to terminate or rescind this Agreement because of any default or breach of any kind by Fox, its affiliated or subsidiary entities, licensees or sublicensees. Licensor shall not be entitled to seek or obtain any injunctive relief with respect to the exercise of the Distribution Rights granted to Fox hereunder by reason of any alleged default or breach by Fox, its affiliated or subsidiary entities, licensees or sublicensees, it being agreed that the only remedy of Licensor in any such event shall be an action for an accounting or for damages.

        18.    LICENSOR'S DEFAULT:    In the event of any material default or breach of this Agreement by Licensor and the failure of Licensor to cure such default or breach within 30 days after the date of service of written notice from Fox specifying the exact nature of the applicable default or breach, Fox shall have the right to terminate this Agreement. If this Agreement is terminated as a result of

Licensor's material default or breach, Licensor shall immediately refund to Fox any sums paid by Fox to Licensor hereunder or expended by Fox hereunder in connection with the exercise of the Distribution Rights without limiting any other right or remedy that Fox may otherwise have.

        19.    EXPIRATION/TERMINATION PROCEDURES:    With respect to the Picture, all Motion Picture Copies of the Picture made by or for Fox shall be Fox's property. Upon any expiration or earlier termination of the License Period for the Picture, all Delivery Items, Motion Picture Copies, trailers, advertising materials and accessories with regard to such Picture which were delivered to Fox by Licensor and which are existing and within Fox's control at the time of such expiration or earlier termination shall, at Fox's election, either be returned to Licensor to such place as Licensor shall designate at Licensor's sole cost and expense, or shall be destroyed at Licensor's sole cost and expense, with certificates of destruction furnished to Licensor provided that if Licensor notifies Fox of Licensor's preference more than 30 days prior to such expiration or earlier termination, then Fox shall use reasonable efforts to accommodate Licensor's preference.

        20.    WAIVER:    No express or implied waiver by either Fox or Licensor of any provision of this Agreement or of any breach or default of the other shall constitute a continuing waiver, and no waiver shall be effective unless in writing.

        21.    CHOICE OF LAW/REFERENCE:

          (a)    Governing Law:    This Agreement shall be deemed to have been negotiated and entered into, and shall be construed in accordance with the laws of the State of California (or United States federal law if there is no California law applicable) as to agreements which are fully negotiated, signed and performed within the State of California. Without in any way limiting the effect of Paragraph 21(b) below, the parties agree that all actions, proceedings or litigation arising from this Agreement shall be instituted and prosecuted solely within the State of California, and except as provided in Paragraph 21(b) below, Licensor and Fox hereby consent to the jurisdiction of the state courts of California in Los Angeles County and the federal courts located in Los Angeles County in the State of California as to any matter arising out of or relating to this Agreement.

          (b)    Reference:    Any claim or dispute arising out of this Agreement shall be submitted to a general, non-jury reference to hear and decide all matters relating to the claim or dispute pursuant to California Code of Civil Procedure Sec. 638. The Referee's fees and expenses shall be paid by the losing party as determined by the Referee. If the parties cannot agree upon a referee within 10 business days of a written request therefore, then within 15 business days of the written request, each side shall exchange its own list of four retired Judges of the California state or federal courts that it wishes to nominate as potential Referees. If any name appears on both lists, that Judge shall act as Referee (if there is more than one match, the matched names shall be placed into a hat and one name will be drawn to serve as single Referee). If there are no matches, each side has the option to veto one name from the other side's list, and shall rank the remaining potential Referees by number in order of that side's preference (in descending order, assigning "1" to the lowest choice). The lists shall be exchanged and the single Judge with the highest combined rating shall serve as Referee. In the event of a tie, the names of the tied Judges shall be placed in a hat and one name will be drawn to serve as Referee. If the highest-rated or agreed-upon Judge declines to serve or becomes unable to serve after selection, the procedures set forth above shall be repeated to select a new Referee. Prior to the appointment of the Referee, any party may seek provisional remedies or preliminary injunctive relief not otherwise prohibited by this Agreement in a court of competent jurisdiction without thereby waiving its rights under this Paragraph.

        22.    SERVICE OF PROCESS:    If no name and valid United States address is provided in the Main Agreement as Licensor's agent to accept service of process on Licensor's behalf or if the person so appointed is not an actual individual (as opposed to a corporation or other entity) or is no longer at said address (and Fox has not been given written notice of a valid current address in Los Angeles County) or, if for any reason, said person and/or address may not be validly served, then Licensor appoints the California Secretary of State to accept service of process on Licensor's behalf. Fox designates and appoints Gary Roberts, at 2121 Avenue of the Stars, Los Angeles, California 90067, as its agent in the State of California, or such other person as Fox may designate and appoint to act as its agent.

        23.    ASSIGNMENT:    Licensor shall not assign this Agreement, except as to the right to receive payment of all amounts due Licensor hereunder, provided both a Notice of Irrevocable Assignment and a Distributor's Acceptance in Fox's usual form shall be executed by Licensor and by the assignee and delivered to Fox. Any such assignment shall be subject to all laws and to all rights of Fox hereunder. This Agreement may be assigned freely by Fox, in whole or in part, without restrictions, to any Party; provided however that Fox shall remain secondarily liable unless the assignment is to a parent, subsidiary or affiliate of Fox or to a party acquiring all or substantially all of Fox's assets. Any assignment by Fox shall be binding upon Licensor and shall inure to the benefit of Fox's successors, assignees, licensees, grantees and associated, affiliated or subsidiary entities.

        24.    MISCELLANEOUS:

          (a)    Amendment:    This Agreement shall not be amended or modified, nor shall any provision hereof be waived, except in writing signed by the parties hereto.

          (b)    No Waiver:    No payment by Licensor shall constitute a waiver of any term or condition of this Agreement.

          (c)    Relationship:    Nothing contained in this Agreement shall constitute either party the agent of the other, and nothing shall be construed so as to create a joint venture or partnership between Licensor and Fox or any other relationship other than creditor and debtor, or a third Party beneficiary relationship as to any third Party. Except as otherwise specifically set forth herein, neither Licensor nor Fox shall be authorized or empowered to make any representation or commitment or to perform any act which shall be binding on the other unless expressly authorized or empowered in writing.

          (d)    Paragraph Headings:    Paragraph headings are inserted only for convenience of reference and are not relevant in interpreting or construing this Agreement.

          (e)    Parties:    This Agreement shall benefit and be binding upon the parties hereto and their respective successors and assigns.

          (f)    Remedies Cumulative:    All remedies, rights, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligations or agreement of either party.

          (g)    Severability:    If there exists any conflict between any provision of this Agreement and any statute, law or ordinance, the latter will prevail and the provisions of this Agreement shall be curtailed, limited or eliminated only to the extent necessary to remove such conflict, and as so modified this Agreement shall continue in full force and effect.

        25.    DEFINITIONS:

          (a)    "Additional Motion Picture":    A Motion Picture based upon some portion of the plot or story line from Literary Material, which portion was not used in a prior Motion Picture and which is not a Studio Sequel Motion Picture or a Remake.

          (b)    "Additional Motion Picture Rights":    The right to make one or more Additional Motion Pictures and the right to exploit any or all rights therein and thereto.

          (c)    "Affiliate":    Joint venture, partnership or other entity other than a corporate entity, as to which Twentieth Century Fox Home Entertainment, Inc. or its successor (collectively, "Fox") or a Subsidiary is the sole Party with respect to, or shares in, the actual management, operation, and expenses thereof; or a corporate entity in which Fox or a Subsidiary has a controlling interest represented by stock ownership in excess of 20%, but not more than 50%, of the total issued and outstanding voting stock of such corporate entity.

          (d)    "Author Sequel Motion Picture":    A Motion Picture based upon an Author-Written Sequel.

          (e)    "Author-Written Sequel":    New Literary Material written by the author of pre-existing Literary Material in which

            (1)   One or more of the principal characters of the new Literary Material is taken from the pre-existing Literary Material of such author; and

            (2)   Said principal character(s) is shown as participating in new and different events and situations from the events and situations in which said principal character(s) participated in the pre-existing Literary Material of such author.

          (f)    "business day(s)":    Any day(s) of the week excluding Saturdays, Sundays, and Holidays.

          (g)    "Cassette":    All forms of videocassettes (including but not limited to DVHS videocassettes), DVDs, cartridges, Laserdiscs, videograms, tapes or any other format, now known or hereafter devised, and designed to be used in conjunction with a reproduction apparatus which causes a visual image (whether or not synchronized with sound) to be seen on the screen of a television receiver, television monitor, or any comparable device now known or hereafter devised.

          (h)    "Commercial Tie-In Rights":    The right to license the use of characters, designs, visual representations, names, likenesses and/or characteristics of artists, physical properties or other materials appearing or used in or in connection with a Motion Picture or all or any part of the Literary Material in connection with (1) the advertising, publicizing, promoting and/or packaging of (but not embodying on or in) merchandise, products or services and/or (2) premiums and/or promotions.

          (i)    "Delivery":    For the Picture, the delivery by Licensor and acceptance by Fox of (i) the items set forth on Exhibit "A" and Schedule "1" to the Main Agreement, (ii) the required Laboratory Access Letter(s), and (iii) the Exclusive License.

          (j)    "Direct Marketing Distribution":    The sale of Cassettes of a Motion Picture directly to consumers for Home Video Exhibition (other than through wholesale or retail dealers and outlets) through any direct marketing distribution method, including direct mail, mail order, telephone or computer order, club memberships, television and/or radio solicitations, continuity series offerings or single title offerings.

          (k)    "Free Television Exhibition":    Television Exhibition (including "over-the-air" and "basic" cable), other than Pay Television Exhibition and On-Demand Exhibition, whether by means now known or hereafter devised, without any fee being charged to the viewer for the privilege of unimpaired reception of such exhibition. For purposes of this definition, any government imposed fees or taxes applicable to the use of television receivers or comparable devices generally or a regular periodic access, carriage or equipment fee (but not any optional premium subscription charge or fee paid with respect to Pay Television Exhibition) paid by a subscriber to a cable television transmission service or other transmission service or agency for the privilege of unimpaired reception shall not be deemed a fee charged to the viewer.

          (l)    "Guild Payment":    To the extent of the obligation of Fox to pay under the Main Agreement, all costs incurred with respect to payments required, including employer fringe benefits and taxes payable with respect thereto, under applicable collective bargaining agreements by reason of or as a condition to any exhibition of the Picture, or any part thereof, or any use or reuse thereof for any purpose or in any media whatsoever.

          (m)    "Holidays":    The days known in the United States as New Year's Day, President's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, and Christmas Day; except that if any of the foregoing Holidays fall on a Saturday or Sunday, then the Holiday shall be deemed to be the immediately preceding Friday or immediately succeeding Monday, respectively.

          (n)    "Home Video Distribution":    The lease or license of a Motion Picture to one or more Parties with the right to engage in the manufacture, distribution including Direct Marketing Distribution, rental and/or sale of Cassettes of the Motion Picture to one or more Parties for Home Video Exhibition of the Motion Picture and/or to engage in the further lease or license of the Motion Picture to other Parties with the right to engage in the manufacture, distribution, rental and/or sale of Cassettes of the Motion Picture for Home Video Exhibition of the Motion Picture.

          (o)    "Home Video Exhibition":    The non-public exhibition of the Motion Picture by means of a Cassette in a private residence for viewing at the place of origin of such exhibition.

          (p)    "Home Video Motion Picture":    A Motion Picture primarily intended to be initially distributed by means of Cassettes for Home Video Exhibition.

          (q)    "including":    Whenever examples are used after the word including (or any derivation thereof), such examples are intended to be illustrative only and shall not limit the generality of the words accompanying the word including (or any derivation thereof).

          (r)    "Laserdiscs":    All forms of videodiscs now known or hereafter devised, designed to be used in conjunction with a reproduction apparatus which by means of a laser optical system causes an image to be visible on the screen of a television receiver, television monitor, or any other comparable device.

          (s)    "Law":    Any present or future statute or ordinance, whether municipal, county, state, national or territorial; any executive, administrative or judicial regulation, order, judgment or decree; any treaty or international convention; any rule or principle of common law or equity, or any requirement with force of law.

          (t)    "Literary Material":    Written matter, whether published or unpublished, in any form, including a novel, treatment, outline, screenplay, teleplay, story, manuscript, play or otherwise, which may be included in or upon which a Motion Picture may be based, but excluding characters, designs, visual representations, names, likenesses and/or characteristics of artists, physical properties or other materials appearing or used in or in connection with such Motion Picture.

          (u)    "Motion Picture":    Pictures of every kind and character whatsoever, including all present and future technological developments, whether produced by means of any photographic, electrical, electronic, mechanical or other processes or devices now known or hereafter devised, and their accompanying devices and processes whereby pictures, images, visual and aural representations are recorded or otherwise preserved for projection, reproduction, exhibition, or transmission by any means or media now known or hereafter devised in such manner as to appear to be in motion or sequence other than Interactive Media.

          (v)    "Motion Picture Copy":    Any negative or positive Motion Picture film in any gauge, video or electronic tape recording, Cassette, disc or other physical material or substance of any kind produced by means of any photographic, electrical, electronic, mechanical or other process or device now known or hereafter devised, on or with respect to which a Motion Picture or any part thereof is printed, imprinted, recorded, reproduced, duplicated or otherwise preserved.

          (w)    "Non-Theatrical Exhibition":    The exhibition of a Motion Picture using any form of Motion Picture Copy in any manner now known or hereafter devised by any medium or process now known or hereafter devised, other than Theatrical Exhibition, Television Exhibition, or Home Video Exhibition. Non-Theatrical Exhibition includes the exhibition of a Motion Picture (1) in private residences (other than Television Exhibition and Home Video Exhibition), (2) on airplanes, trains, ships and other common carriers, (3) in schools, colleges and other educational institutions, libraries, governmental agencies, business and service organizations and clubs, churches and other religious oriented groups, museums, and film societies (including transmission of the exhibition by closed circuit within the immediate area of the origin of such exhibition), and (4) in permanent or temporary military installations, shut-in institutions, prisons, retirement centers, offshore drilling rigs, logging camps, and remote forestry and construction camps (including transmission of the exhibition by closed circuit within the immediate area of the origin of such exhibition).

          (x)    "On-Demand Exhibition":    Television Exhibition, other than Pay Television Exhibition and Free Television Exhibition, of one or more Motion Pictures whether by means now known or hereafter devised via the transmission from outside a viewing venue to a television receiver, personal computer or other video monitor or authorized recording/receiving or display device in such viewing venue (provided that, in the case of a viewing venue other than a private residence, private residential unit (e.g., a private room in a hotel, motel, hospital or other living accommodation), private individual office unit or other non-public area or venue, such transmission is for a Permitted Non-Residential Use only) for which a customer must pay a single or per-picture fee (other than a subscription, access, carriage or and any premium subscription charge or fee paid with respect to Pay Television Exhibition) in exchange for one or more viewings of such Motion Picture(s), such viewing to be at any time of day selected by such customer (as opposed to a viewing time selected by such customer from a predetermined schedule of viewing times). That such transmission may be either for immediate exhibition (via "streaming video") or delayed exhibition (via temporary downloading to the customer) of such Motion Picture(s) in such viewing venue shall not alone be deemed to cause such transmission to be other than "On-Demand Exhibition," nor shall providing the customer with the ability to "play," "pause," "rewind," and/or "fast forward" the transmission while viewing such Motion Picture(s) be deemed to cause any such transmission or exhibition to be other than "On-Demand Exhibition."

          (y)    "Party":    Any individual, corporate entity, partnership, joint venture, organization or other entity, firm or governmental agency.

          (z)    "Pay Television Exhibition":    Television Exhibition, other than Free Television Exhibition and On-Demand Exhibition, whether by means now known or hereafter devised, of one or more Motion Pictures which is available to the viewer on the basis of the payment of a premium subscription charge or fee (as distinguished from an access, carriage or equipment fee) for the privilege of unimpaired reception of a transmission intended primarily for viewing in a private residence, a private residential unit (e.g., a private room in a hotel, motel, hospital or other living accommodation), or a private individual office unit or other non-public area or venue, whether (i) such transmission is on a pay-per-view, pay-per-show, pay-per-channel, pay-per-time period basis or subscription video-on-demand, or (ii) such premium subscription charge or fee is charged to the occupant of such residence or, in the case of areas and venues other than a private residence, to the operator of such other non-public area or venue.

          (aa)    "Permitted Non-Residential Use":    Private viewing on a video monitor (desktop, television monitor, laptop, hand-held device or otherwise) by one or more persons in a venue other than a private residence, private residential unit or private individual office unit; provided, however, that (i) any such viewing in such a venue for which an access fee or other admission charge is imposed as a condition of viewing in such venue and (ii) any such viewing that is on a monitor or via a device provided for the use of the viewer by any party other than the viewer for display of programming in a public or common area shall not constitute a "Permitted Non-Residential Use."

          (bb)    "Remake":    A Motion Picture which is based upon a prior Motion Picture and in which one or more of the principal characters is shown as participating in substantially the same events and situations as in such prior Motion Picture. The term Remake does include:

            (1)   an Additional Motion Picture;

            (2)   as Author Sequel Motion Picture;

            (3)   a Studio Sequel Motion Picture; or

            (4)   foreign, shortened, expanded or other modified versions of such prior Motion Picture.

          (cc)    "Remake Rights":    The right to make one or more Remakes and the right to exploit any or all rights therein and thereto.

          (dd)    "Restricted Currency":    A currency which is or becomes subject to moratorium, embargo, banking or exchange restrictions, or restrictions against remittances, or which in the business judgment of Fox is commercially impracticable to remit.

          (ee)    "Sequel":    A Studio Sequel Motion Picture or Author Sequel Motion Picture.

          (ff)    "Sequel Motion Picture Rights":    The right to make one or more Author Sequel Motion Pictures and/or Studio Sequel Motion Pictures and the right to exploit any or all rights therein and thereto.

          (gg)    "Studio Sequel Motion Picture":    A Motion Picture in which:

      One or more of the principal characters of such Motion Picture is taken from the Literary Material upon which a prior Motion Picture is based and/or from the prior Motion Picture; and

            (2)   Said principal character(s) is/are shown as participating in new and different events and situations from the events and situations in which said principal character(s) participated (whether or not as principal characters) in said Literary Material or in said prior Motion Picture or any Remake thereof or in any earlier Studio Sequel Motion Picture or any Remake thereof or in any Additional Motion Picture; and

            (3)   The events and situations differ from that of said Literary Material or of said prior Motion Picture or any Remake thereof or of any earlier Studio Sequel Motion Picture or any Remake thereof or of any Additional Motion Picture.

          (hh)    "Subsidiary":    A corporate entity in which Fox or a Subsidiary has a controlling interest represented by stock ownership in excess of 50% of the total issued and outstanding voting stock of such Party.

          (ii)    "Television Exhibition":    The exhibition of a Motion Picture using any form of Motion Picture Copy for transmission by any means now known or hereafter devised (including over-the-air, cable, wire, fiber, master antennae, satellite, microwave, closed circuit, laser, multi-point distribution services or direct broadcast systems) which transmission is received, directly or indirectly by retransmission or otherwise, impaired or unimpaired, for viewing the Motion Picture on the screen of a television receiver or comparable device now known or hereafter devised

  (including high definition television), other than (i) Home Video Exhibition, (ii) Theatrical Exhibition, or (iii) Non-Theatrical Exhibition.

          (jj)    "Theatrical Exhibition":    The exhibition of a Motion Picture using any form of Motion Picture Copy by any process now known or hereafter devised in walk-in or drive-in theatres open to the general public on a regularly scheduled basis where a fee is charged for admission to view the Motion Picture.

          (kk)    "Territory":    Any specific geographic area constituting a nation, country, state, governmental entity or any subdivision thereof located anywhere in the universe.

END OF STANDARD TERMS AND CONDITIONS

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